                                                                    Exhibit 99.4

                       [AMERICA SERVICE GROUP LETTERHEAD]


CONTACT: MICHAEL CATALANO                      MICHAEL W. TAYLOR
         CHAIRMAN, PRESIDENT AND               SENIOR VICE PRESIDENT AND
           CHIEF EXECUTIVE OFFICER               CHIEF FINANCIAL OFFICER
         (615) 376-1319                        (615) 376-1376

                         AMERICA SERVICE GROUP ANNOUNCES
                              THIRD QUARTER RESULTS


NASHVILLE, Tennessee (November 14, 2001) - America Service Group Inc. (NASDAQ:ASGR) announced today results for the third quarter and nine months ended September 30, 2001.

         Commenting on third quarter results, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "As previously announced, we expected earnings to be negatively impacted by certain under-performing contracts in the third quarter. We are intensely focused on addressing those situations. In addition, we are working to strengthen all existing client relationships and emphasizing risk-sharing models in marketing activities. The actions we are taking now should drive improved financial performance in 2002."

         Healthcare revenues for the third quarter of 2001 were $140.1 million, a 36.3% increase over revenues of $102.8 million in the prior year quarter, and $418.9 million for the nine months ended September 30, 2001, a 56.0% increase from $268.5 million in the same period in the prior year.

         Healthcare expenses, as a percent of revenue, were 95.0% for the third quarter compared with 89.7% for the prior year quarter and 97.0% for the nine months ended September 30, 2001, compared with 90.1% for the same period in the prior year. During the third quarter, five contracts, with combined quarterly revenues of $30.2 million, accounted for a negative gross margin of approximately $2.0 million.

         Selling, general and administrative expenses, as a percentage of revenue, were 3.1% for the third quarter compared with 3.8% for the prior year quarter and 3.4% for the nine months ended September 30, 2001, compared with 3.8% for the same period in the prior year.

         During the quarter, the Company incurred $1.3 million of expenses related to discontinued strategic initiatives and employee severance costs.

         Earnings before interest, taxes, depreciation and amortization (EBITDA) was $2.8 million for the third quarter (excluding expenses related to discontinued strategic initiatives and employee severance) compared with EBITDA of $6.7 million in the prior year quarter.


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
ASGR Announces Third Quarter Results
Page 2
November 14, 2001


         The Company recorded a net loss for the quarter of $996,000, or $0.18 per diluted share.

         Due to the financial results for the quarter, the Company has obtained a waiver for the period of certain financial covenants as required by its senior credit facility.

         Effective November 1, Michael W. Taylor, CPA, joined the Company as senior vice president and chief financial officer. Mr. Taylor brings an extensive background as a CPA in a public company setting with multi-facility experience.

         A listen-only simulcast and 30-day replay of a conference call to discuss this press release will be available online at www.asgr.com, or www.streetevents.com on November 14, 2001, beginning at 9:00 a.m. Eastern time.

         America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs for approximately 340,000 inmates. The Company employs over 7,000 medical, professional and administrative staff nationwide.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.

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
ASGR Announces Third Quarter Results
Page 3
November 14, 2001


                           AMERICA SERVICE GROUP INC.
                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

CONSOLIDATED INCOME STATEMENT:                                           THREE MONTHS ENDED
                                                     ---------------------------------------------------------
                                                     SEPT. 30,          % OF         SEPT. 30,         % OF
                                                       2001           REVENUE           2000          REVENUE
                                                     ---------       ---------       ---------       ---------
Healthcare revenue                                   $ 140,145           100.0       $ 102,842           100.0
Healthcare expenses                                    133,085            95.0          92,250            89.7
                                                     ---------       ---------       ---------       ---------
Gross margin                                             7,060             5.0          10,592            10.3
Selling, general and administrative expenses             4,303             3.1           3,896             3.8
Impairment of long-lived assets                             --              --              --              --
Strategic initiative and severance expenses              1,319             0.9              --              --
Depreciation and amortization                            1,798             1.3           1,625             1.6
                                                     ---------       ---------       ---------       ---------
Income (loss) from operations                             (360)           (0.3)          5,071             4.9
Interest, net                                            1,390             1.0           1,411             1.4
                                                     ---------       ---------       ---------       ---------
Income (loss) before taxes                              (1,750)           (1.3)          3,660             3.5
Provision (benefit) for income taxes                      (754)           (0.6)          1,558             1.5
                                                     ---------       ---------       ---------       ---------
Net income (loss)                                         (996)           (0.7)          2,102             2.0
Preferred stock dividends                                   --              --            (165)           (0.1)
                                                     ---------       ---------       ---------       ---------
Net income (loss) attributable to common shares      $    (996)           (0.7)          1,937             1.9
                                                     =========       =========       =========       =========
Net income (loss) per common share:
    Basic                                            $   (0.18)                      $    0.49
                                                     =========                       =========
    Diluted                                          $   (0.18)                      $    0.37
                                                     =========                       =========
Weighted average shares outstanding:
    Basic                                                5,428                           3,925
                                                     =========                       =========
    Diluted                                              5,428                           5,650
                                                     =========                       =========

                                                                          NINE MONTHS ENDED
                                                      ---------------------------------------------------------
                                                      SEPT. 30,         % OF          SEPT. 30,         % OF
                                                         2001          REVENUE           2000          REVENUE
                                                      ---------       ---------       ---------       ---------
Healthcare revenue                                    $ 418,865         100.0 $         268,460           100.0
Healthcare expenses (1)                                 406,394            97.0         241,840            90.1
                                                      ---------       ---------       ---------       ---------
Gross margin                                             12,471             3.0          26,620             9.9
Selling, general and administrative expenses (2)         14,429             3.4          10,307             3.8
Impairment of long-lived assets                          13,236             3.2              --              --
Strategic initiative and severance expenses               2,586             0.6              --              --
Depreciation and amortization                             5,741             1.4           4,038             1.5
                                                      ---------       ---------       ---------       ---------
Income (loss) from operations                           (23,521)           (5.6)         12,275             4.6
Interest, net                                             3,915             1.0           2,767             1.0
                                                      ---------       ---------       ---------       ---------
Income (loss) before taxes                              (27,436)           (6.6)          9,508             3.6
Provision (benefit) for income taxes                    (10,399)           (2.5)          3,897             1.5
                                                      ---------       ---------       ---------       ---------
Net income (loss)                                       (17,037)           (4.1)          5,611             2.1
Preferred stock dividends                                  (163)             --            (489)           (0.2)
                                                      ---------       ---------       ---------       ---------
Net income (loss) attributable to common shares       $ (17,200)           (4.1)      $   5,122             1.9
                                                      =========       =========       =========       =========
Net income (loss) per common share:
    Basic                                             $   (3.28)                      $    1.35
                                                      =========                       =========
    Diluted                                           $   (3.28)                      $    1.02
                                                      =========                       =========
Weighted average shares outstanding:
    Basic                                                 5,245                           3,796
                                                      =========                       =========
    Diluted                                               5,245                           5,502
                                                      =========                       =========

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
ASGR Announces Third Quarter Results
Page 4
November 14, 2001

                           AMERICA SERVICE GROUP INC.
                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)


CONDENSED CONSOLIDATED BALANCE SHEET:                SEPT. 30,       DEC. 31,
                                                       2001            2000
                                                     --------        --------
Current assets                                       $98,787         $ 74,376
Intangible assets, net                                 60,597          77,285
Property and equipment, net, and other assets          15,366           9,741
                                                     --------        --------
                                                     $174,750        $161,402
                                                     ========        ========
Liabilities and debt                                 $150,484        $120,040
Stockholders' equity (3)                               24,266          41,362
                                                     --------        --------
                                                     $174,750        $161,402
                                                     ========        ========


(1) Includes $6.4 million of charges in the nine months ended September 30, 2001, related to the strengthening of reserves for medical claims and other costs.

(2) Includes $1.3 million of charges in the nine months ended September 30, 2001, related to changes in accounting estimates for legal liabilities.

(3) Includes $12.4 million of redeemable preferred stock as of December 31, 2000. On February 5, 2001, all of the redeemable preferred stock was converted into approximately 1.3 million shares of common stock.

                                      -END-